Exhibit 99.1
PRESS RELEASE
Q2 Revenue $22 Million; EPS $0.07, Excluding Merger Litigation Charges;
Operating Cash Flow $1.4 Million
BOTHELL, WA, August 3, 2005 — Quinton Cardiology Systems, Inc. (NASDAQ: QUIN) today announced results for the three and six month periods ended June 30, 2005, reporting significant improvements in gross margin, operating profit and cash flow.
Second Quarter Results
Revenues for the three months ended June 30, 2005 were $22.0 million, compared to revenues of $21.6 million for the three months ended June 30, 2004, an increase of 1.5%. Second quarter revenues were within the range of expectations previously announced by Quinton and reflected stronger momentum toward the end of the quarter, particularly in the acute care channel, which had been slower earlier in the year.
Gross profit for the three months ended June 30, 2005 was $9.9 million, or 45.0% of revenues. This compares to gross profit of $9.2 million, or 42.6% of revenues, for the three months ended June 30, 2004. This improvement resulted from the ongoing impact of cost reduction initiatives, combined with changes in product mix toward higher margin systems. Second quarter gross margin of 45.0% was down slightly from first quarter levels of 45.8%, generally reflecting normal fluctuations in product mix.
Operating expenses for the three months ended June 30, 2005 of $8.8 million included $0.2 million in legal costs incurred relating to a class action lawsuit brought by shareholders of Cardiac Science, Inc. seeking, among other things, to preliminarily enjoin the proposed merger between Cardiac Science and Quinton. As a result of the signing of a memorandum of understanding relating to the settlement of this litigation, the motions for preliminary injunction have been withdrawn. Quinton does not expect to incur any material additional legal costs in connection with this litigation. Excluding these litigation costs, Quinton’s second quarter operating costs were generally as expected, up slightly over the same period in the prior year, reflecting additional investment in research as well as expansion of sales and marketing to support future growth.
Operating profit for the three months ended June 30, 2005 was $1.1 million, up approximately 1.4% over the same period in the prior year. Excluding the costs relating to the Cardiac Science shareholder litigation, which are non-recurring in nature, pro forma operating profit for the three months ended June 30, 2005 would have been $1.3 million, up approximately 19.2% over the same period in the prior year.
Pro forma net income was approximately $1.0 million, or $0.07 per fully diluted share, for the second quarter of 2005, excluding the after-tax impact of the merger litigation charges discussed above. Including these charges, net income was approximately $0.9 million, or $0.06 per fully diluted share, for the same period. This compares to net income of approximately $1.7 million, or $0.12 per fully diluted share, for the second quarter of 2004.
Several significant non-operational factors contributed to the difference between second quarter 2005 and second quarter 2004 results, including the $0.2 million in non-recurring litigation related charges in 2005 referred to above, a one-time gain of $0.6 million that was recognized in the second quarter of 2004 (relating to the divestiture of the Company’s hemodynamic monitoring business) and a change in Quinton’s effective tax rate. The tax rate applicable for the three and six month periods ended June 30,

2005 is higher than the tax rate for the periods ended June 30, 2004 because the company eliminated its deferred tax asset valuation allowance in the fourth quarter of 2004 and now reports results on a fully taxed basis.
Adjusting the 2005 results to exclude the non-recurring litigation charges and adjusting the 2004 results to exclude the non-recurring gain on sale and to apply a pro forma tax rate of 33%, pro forma net income would have been $1.0 million for the three months ended June 30, 2005, compared to $0.7 million for the three months ended June 30, 2004. Likewise, making the same adjustments, pro forma earnings per share for the three months ended June 30, 2005 would have been $0.07, compared to $0.05 for the three months ended June 30, 2004, a 40% increase.
Year to Date Results
Revenues for the six months ended June 30, 2005 were $43.3 million, approximately equal to revenues reported for the six months ended June 30, 2004.
Gross profit for the six months ended June 30, 2005 was $19.6 million, or 45.4% of revenues. This compares to gross profit of $18.7 million, or 43.1% of revenues, for the six months ended June 30, 2004. This improvement resulted from the ongoing impact of cost reduction initiatives, combined with changes in product mix toward higher margin systems.
Operating expenses for the six months ended June 30, 2005 of $17.3 million included $0.2 million in costs relating to the Cardiac Science shareholder litigation referred to above. Operating costs have increased slightly relative to the prior year, principally as a result of planned increases discussed above.
Operating profit for the six months ended June 30, 2005 was $2.4 million, up approximately 5.6% over the same period in the prior year. Excluding the costs relating to the Cardiac Science shareholder litigation, pro forma operating profit for the six months ended June 30, 2005 would have been $2.6 million, up approximately 14.3% over the same period in the prior year.
Net income was approximately $1.9 million, or $0.13 per fully diluted share, for the first half of 2005. This compares to net income of approximately $2.8 million, or $0.20 per fully diluted share, for the first half of 2004. The difference was due primarily to the same non-operational factors described above for the three month periods ended June 30, 2005 and 2004, including the $0.2 million in non-recurring litigation related charges in 2005, the one-time gain on sale of $0.6 million that was recognized in the second quarter of 2004 and a change in the Company’s effective tax rate.
Adjusting the 2005 results to exclude the non-recurring litigation charges and adjusting the 2004 results to exclude the non-recurring gain on sale and to apply a pro forma tax rate of 33%, pro forma net income would have been $2.0 million for the six months ended June 30, 2005, compared to $1.5 million for the six months ended June 30, 2004. Likewise, making the same adjustments, pro forma earnings per share for the six months ended June 30, 2005 would have been $0.14, compared to $0.11 for the six months ended June 30, 2004, a 27% increase.
Cash Flow and Liquidity
Quinton generated cash from operations of $1.4 million and $2.4 million for the three and six month periods ended June 30, 2005, respectively. This compares to cash generated from operations of $0.7 and $0.1 million for the three and six month periods ended June 30, 2004, respectively. Capital expenditures for the six months ended June 30, 2005 were $0.3 million, compared to $0.1 million for the same period in the prior year. Capital expenditures in the current year relate primarily to improvements to the Company’s facilities.

Outlook
“We are pleased that gross margin, operating profit and cash flow increased during the second quarter and year to date. Although revenue has been basically flat so far this year, we have managed to improve our overall performance while continuing to invest in those areas key to our future growth. Given the sales trends toward the end of quarter in the acute care channel, particularly in cardiac rehab shipments and data management bookings, we expect to have a stronger second half,” said John Hinson, Quinton chief executive officer.
Management updated its guidance for the balance of 2005. Excluding the impact of the pending merger with Cardiac Science, Inc. (NASDAQ: DFIB) that was announced on February 28, 2005 and taking into consideration the results for the first half of the year, management now expects revenues for 2005 to be between $91 million and $94 million. This represents growth over 2004 of between 2% and 5%. Consistent with previously stated guidance, management expects net income for the year to be between $5.1 million and $5.7 million, or between $0.33 and $0.37 per fully diluted share, excluding the impact of the pending merger with Cardiac Science. These expectations include an income tax provision at a blended federal and state rate of 33%. For the year, Quinton expects cash income taxes for the year to be approximately $2.0 million less that its reported provision for income taxes, due to the benefit of tax loss and credit carryforwards.
For the third quarter of 2005, excluding any impact of the possible closing of the pending merger with Cardiac Science, Quinton management expects revenue to be in a range between $22.5 million and $24 million. Gross margin is expected to be in a range between 45% and 46% and net income, fully taxed, is expected to be in a range between $1.2 million and $1.6 million, or $0.08 and $0.11 per fully diluted share.
The pending merger with Cardiac Science, which is subject to approval by stockholders of both Quinton and Cardiac Science, and certain other conditions, will materially affect the operating results and financial condition of Quinton in the period in which it is consummated, and thereafter. Quinton management currently expects that this merger will be consummated during the third quarter of 2005, although there can be no assurance that this will be the case. If the merger is not ultimately consummated for any reason, Quinton would be required to charge transaction related costs to operations in the period in which management determines that such consummation of the transaction is not likely, which would materially adversely affect Quinton’s results of operations in that period.
Quinton and Cardiac Science have both set August 31, 2005 as the date for their respective special stockholders meetings to vote on the proposed merger.
Conference Call / Webcast
Quinton has scheduled a conference call for Wednesday, August 3, 2005 at 4:30 p.m. Eastern Daylight Time to discuss the Company’s second quarter financial results with analysts and investors. The call will be hosted by John Hinson, Quinton chief executive officer, and Mike Matysik, Quinton chief financial officer.
To access the conference call, dial (877) 851-1757. International participants may call (706) 679-3220. The call will also be web cast live through the Quinton web site at www.quintoncardiology.com.
An audio replay of the call will be available beginning Monday, August 8th, following our filing with the SEC of a transcription of the call. The call replay will be available for 7 days at (800) 642-1687 for U.S. callers or (706) 645-9291 for those calling outside the U.S. The ID number is 8003206. An audio archive will be available at www.quintoncardiology.com for one month following the call.

About Quinton Cardiology Systems
Quinton develops, manufactures, markets and services a family of advanced cardiology products used in the diagnosis, monitoring and management of patients with cardiovascular disease. Quinton markets its products under the Quinton and Burdick brand names. Quinton’s shares are quoted on the NASDAQ National Market under the trading symbol “QUIN”. On February 28, 2005, Quinton announced the signing of a definitive merger agreement with Cardiac Science, Inc. The merger is subject to approvals of both Quinton and Cardiac Science shareholders and other closing conditions. For more information, visit the Quinton web site at www.quintoncardiology.com or contact Quinton at (800) 426-0337.
Quinton recently launched a new web site at www.quintoncardiology.com. The two previous web-sites, www.quinton.com and www.burdick.com, continue to be available for specific information on Quinton and Burdick brand products.
Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to, those relating to Quinton’s expected 2005 revenue and earnings that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Quinton’s expected 2005 revenue and profitability. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, delays in our product development activities and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, unexpected softness in the market demand for our products, changes to expected order cycles, disruptions in supplies or increases in prices of certain components we use in our products, changes in the number of primary or fully diluted shares outstanding, the effect on net income and earnings per share of the proposed merger with Cardiac Science, the cancellation of or changes to the terms of the proposed merger, the impact of acquisitions and divestitures, circumstances or events that may lead to limitations on the usage of our income tax operating loss carryforwards or other changes in circumstances relating to taxes on our income, the final court decision with respect to currently pending litigation, and our ability to maintain good relationships with our employees and suppliers. These and other risks are more fully described in our Annual Report on Form 10-K/A for the year ended December 31, 2004, under the caption “Certain Factors that May Affect Future Results” and in other documents we file with the Securities and Exchange Commission. Quinton undertakes no duty or obligation to update the information provided herein.
Contact:
Mike Matysik, senior vice president and chief financial officer
(425) 402-2009
www.quintoncardiology.com

Pro Forma Financial Information
This press release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”). Information presented on a pro forma basis relates to net income and earnings per share for the three and six month periods ended June 30, 2004, after adjusting to exclude income recognized during these periods relating to the divestiture of a business line and after adjusting the provision for income taxes for 2004 as reported in accordance with GAAP to that calculated by applying the same tax rate as was applicable to 2005 pre-tax income. The tax rate increased in the current year because the Company eliminated its deferred tax asset valuation allowance in the fourth quarter of 2004. Management believes that this pro forma information is meaningful because the gain on sale is non-recurring in nature and because excluding this gain and using the same tax rate for both 2004 and 2005 allows for a comparison of the performance of the Company’s operations on a basis which is consistent from period to period.
Additional information presented on a pro forma basis relates to operating income, net income and earnings per share for the three and six month periods ended June 30, 2005, after adjusting to exclude legal costs incurred relating to the lawsuits brought by shareholders of Cardiac Science, Inc. seeking, among other things, to enjoin the proposed merger between Cardiac Science and Quinton. Management believes that this pro forma information is meaningful because the litigation related costs are expected to be non-recurring in nature and the exclusion of these costs allows for a comparison of the performance of the Company’s operations on a basis which is consistent from period to period.
Set forth below is a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with GAAP (in thousands, except per share amounts):

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2004	2004
Net income, as reported for the three and six month periods ended June 30, 2004	$1,683	$2,771
Pro forma adjustments:
Reduce net income for the effect of the gain on sale	(633)	(633)
Reduce net income for the effect of a 33% tax rate applied to pre-tax income, as adjusted to exclude the gain on sale	(320)	(649)

Pro forma net income for the three and six month periods ended June 30, 2004	$730	$1,489

Fully diluted earnings per share, as reported for the three and six month periods ended June 30, 2004	$0.12	$0.20
Pro forma adjustments:
Reduce net income for the effect of the gain on sale	(0.05)	(0.04)
Reduce net income for the effect of a 33% tax rate applied to pre-tax income, as adjusted to exclude the gain on sale	(0.02)	(0.05)

Pro forma fully diluted earnings per share for the three month and six month periods ended June 30, 2004	$0.05	$0.11

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2005	2005
Net income, as reported for the three month and six month periods ended June 30, 2005	$879	$1,858
Pro forma adjustment:
Add back to net income non-recurring litigation related charges (net of tax at a 33% rate)	131	131

Pro forma net income for the three and six month periods ended June 30, 2005	$1,010	$1,989

Fully diluted earnings per share, as reported for the three and six month periods ended June 30, 2005	$0.06	$0.13
Pro forma adjustment:
Add back to net income non-recurring litigation related charges (net of tax at a 33% rate)	0.01	0.01

Pro forma fully diluted earnings per share for the three month and six month periods ended June 30, 2005	$0.07	$0.14

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2005	2005
Operating income, as reported for the three month and six month periods ended June 30, 2005	$1,109	$2,364
Pro forma adjustment:
Add back to operating income non-recurring litigation related charges	195	195

Pro forma operating income for the three and six month periods ended June 30, 2005	$1,304	$2,559

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2004	2004
Operating income, as reported for the three and six month periods ended June 30, 2004	$1,094	$2,238

Growth in operating income from 2004 to 2005, as reported	1.4%	5.6%

Growth in pro forma operating income from 2004 to 2005	19.2%	14.3%

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	June 30,
	2004	2005
ASSETS
Current Assets:
Cash and cash equivalents	$21,902	$23,830
Marketable equity securities	646	—
Accounts receivable, net	13,649	13,008
Inventories	11,047	11,432
Deferred income taxes	5,542	4,890
Prepaid expenses and other current assets	790	925

Total current assets	53,576	54,085

Machinery and equipment, net of accumulated depreciation	4,314	3,988
Deferred income taxes	3,594	3,428
Intangible assets, net of accumulated amortization	5,619	5,458
Goodwill	9,072	9,072
Investment in unconsolidated entity	1,000	1,000
Deferred acquisition related costs	—	1,357

Total assets	$77,175	$78,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,615	$5,772
Accrued liabilities	6,220	4,803
Warranty liabilities	2,093	2,059
Deferred revenue	4,754	5,062

Total current liabilities	18,682	17,696

Minority interest in consolidated entity	159	133

Shareholders’ Equity	58,334	60,559

Total liabilities and shareholders’ equity	$77,175	$78,388

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2004		2005
	$	%	$	%
Revenues:
Systems	$18,542	85.7%	$19,073	86.8%
Service	3,106	14.3	2,895	13.2

Total revenues	21,648	100.0	21,968	100.0

Cost of revenues:
Systems	10,591	57.1	10,198	53.5
Service	1,833	59.0	1,895	65.5

Total cost of revenues	12,424	57.4	12,093	55.0

Gross profit:
Systems	7,951	42.9	8,875	46.5
Service	1,273	41.0	1,000	34.5

Total gross profit	9,224	42.6	9,875	45.0

Operating expenses:
Research and development	1,796	8.3	1,908	8.7
Sales and marketing	4,367	20.1	4,592	20.9
General and administrative	1,967	9.1	2,071	9.4
Litigation	—	—	195	0.9

Total operating expenses	8,130	37.5	8,766	39.9

Operating income	1,094	5.1	1,109	5.1

Other income (expense):
Interest income (expense), net	(19)	(0.1)	145	0.7
Other income, net	633	2.9	53	0.2

Total other income	614	2.8	198	0.9

Income before income taxes and minority interest	1,708	7.9	1,307	6.0

Income tax provision	(35)	(0.2)	(434)	(2.0)

Income before minority interest in loss of consolidated entity	1,673	7.7	873	4.0
Minority interest in loss of consolidated entity	10	0.1	6	0.0

Net income	$1,683	7.8%	$879	4.0%

Net income per share — basic	$0.13		$0.06
Net income per share — diluted	$0.12		$0.06
Weighted average shares outstanding — basic	12,806,759		14,091,232
Weighted average shares outstanding — diluted	13,957,926		14,665,430

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2004		2005
	$	%	$	%
Revenues:
Systems	$37,068	85.6%	$37,417	86.4%
Service	6,232	14.4	5,881	13.6

Total revenues	43,300	100.0	43,298	100.0

Cost of revenues:
Systems	20,866	56.3	19,880	53.1
Service	3,758	60.3	3,777	64.2

Total cost of revenues	24,624	56.9	23,657	54.6

Gross profit:
Systems	16,202	43.7	17,537	46.9
Service	2,474	39.7	2,104	35.8

Total gross profit	18,676	43.1	19,641	45.4

Operating expenses:
Research and development	3,627	8.4	3,717	8.6
Sales and marketing	8,738	20.2	9,249	21.3
General and administrative	4,073	9.4	4,116	9.5
Litigation	—	—	195	0.5

Total operating expenses	16,438	38.0	17,277	39.9

Operating income	2,238	5.1	2,364	5.5

Other income (expense):
Interest income (expense), net	(60)	(0.1)	258	0.6
Other income, net	633	1.5	114	0.2

Total other income	573	1.4	372	0.8

Income before income taxes and minority interest	2,811	6.5	2,736	6.3

Income tax provision	(70)	(0.2)	(904)	(2.1)

Income before minority interest in loss of consolidated entity	2,741	6.3	1,832	4.2
Minority interest in loss of consolidated entity	30	0.1	26	0.1

Net income	$2,771	6.4%	$1,858	4.3%

Net income per share — basic	$0.22		$0.13
Net income per share — diluted	$0.20		$0.13

Weighted average shares outstanding — basic	12,526,004		14,079,368
Weighted average shares outstanding — diluted	13,572,874		14,721,730

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005
Operating Activities:
Net income	$1,683	$879	$2,771	$1,858
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	402	410	788	814
Gain on sale of hemodynamic monitoring business	(633)	—	(633)	—
Loss on disposal of equipment	4	—	4	—
Stock-based compensation	18	15	36	39
Deferred taxes	5	398	10	832
Minority interest in loss of consolidated entity	(10)	(6)	(30)	(26)
Gain on sale of marketable equity securities	—	(15)	—	(15)
Changes in operating assets and liabilities, net of businesses acquired and divested:
Accounts receivable	(1,126)	(786)	(1,058)	641
Inventories	551	307	457	(385)
Prepaid expenses and other current assets	(120)	(148)	(110)	(135)
Accounts payable	150	(500)	(215)	(103)
Accrued liabilities	(325)	447	(1,854)	(1,417)
Warranty liability	(10)	43	(34)	(34)
Deferred revenue	99	333	(9)	308

Net cash flows from operating activities	688	1,377	123	2,377

Investing Activities:
Purchases of machinery and equipment	(79)	(140)	(115)	(327)
Payments of acquisition related costs	—	(1,018)	—	(1,097)
Proceeds from sale of marketable equity securities	—	625	—	625
Purchase of technology	—	—	(125)	—

Net cash flows used in investing activities	(79)	(533)	(240)	(799)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	181	165	407	350
Repayments on bank line of credit, net	(923)	—	(354)	—
Payments of long term debt	(91)	—	(182)	—
Proceeds from issuance of stock, net of issuance costs	15,791	—	15,791	—

Net cash flows from financing activities	14,958	165	15,662	350

Net change in cash and cash equivalents	15,567	1,009	15,545	1,928
Cash and cash equivalents, beginning of period	163	22,821	185	21,902

Cash and cash equivalents, end of period	$15,730	$23,830	$15,730	$23,830

Supplemental disclosure of cash flow information:
Cash paid for interest	$36	$7	$83	$135
Cash paid for income taxes	71	120	78	129
Supplemental disclosure of non-cash investing and financing activities:
Accounts payable recorded for acquisition related costs	$—	$260	$—	$260
Note issued in connection with purchase of technology	—	—	125	—